EXHIBIT 14.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Form F-3 (No. 333-111019, No. 333-119998, No. 333-126257, No. 333-143399, No. 333-167144, 333-187384, No. 333-194483 and No. 333-199535) and related Prospectuses and on Form S-8 (No. 333-173155, No. 333-118897, No. 333-113420, No. 333-141306 and No. 333-139717) pertaining to the Employees’ Stock Option Plan of Pointer Telocation Ltd., of our report dated February 9, 2016, with respect to the financial statements of  POINTER SA (PTY) LTD., for the years ended December 31st, 2015 and 2014 referenced in the Annual Report (Form 20-F) of Pointer Telocation Ltd., for the year ended December 31st, 2015, filed with the Securities and Exchange Commission.

/s/ Mazars Certified Public Accountants

Cape Town, South Africa, March 29, 2016.